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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Caterpillar Inc.
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Chairman and Chief Executive Officer

Caterpillar Inc.
Peoria, Illinois 61629

May 27, 2010

Dear Team Caterpillar Member:

In 2009, we successfully made the tough decisions to control costs, reduce inventory and strengthen Caterpillar’s liquidity position.  Now, capital markets are improving, demand for our products is rising and we are poised to strengthen our global leadership position.

As a participant in Caterpillar’s equity incentive program and an investor in Caterpillar stock, you have an opportunity to take an active role in our company’s future by voting on the proposals in our 2010 proxy statement.  If you have not already done so, please vote your shares as soon as possible.  As you consider your vote, I’d like to explain the Company’s position on two proposals.

Company Proposal 3 – Amend 2006 Long-Term Incentive Plan (Incentive Plan)

I ask that you vote FOR Company Proposal 3 – Amend 2006 Long-Term Incentive Plan.  Our Incentive Plan is an important tool for us to attract, retain and motivate employees.  People make the difference at Caterpillar, and the Incentive Plan is an important tool to attract, retain and reward key employees, like you, who led us through the recession.

By amending the Incentive Plan, we expect to have enough shares to issue equity awards for eligible employees for an additional 3-4 years.  As a recipient of an equity award, your total compensation is directly impacted by this proposal because it will determine the availability of shares for future awards.  Shareholder approval is required for these amendments to be effective, and we encourage you to vote FOR amending the Incentive Plan.

Shareholder Proposal 8 – Special Stockholder Meetings

In contrast, I ask that you vote AGAINST Shareholder Proposal 8 – Special Stockholder Meetings.  This proposal would allow a small minority of stockholders (those who cumulatively hold 10% of our shares) to call a special meeting of ALL of our stockholders.  If this proposal is passed, it is possible that a small minority of stockholders could call a special meeting and require you and all of our other stockholders to vote on matters that only concern a minority of stockholders with a limited agenda.

The Company spends a significant amount of time and resources preparing for and hosting its annual meeting of stockholders.  Allowing such a small minority to call a special meeting would be expensive and divert the Company’s focus away from its long-term strategic plans.  Caterpillar’s charter and bylaws already provide for special meetings to be called at any time by the Chairman or a majority of the Board.  This decision is better left to your elected Board members, who have a fiduciary duty to act in the interests of all stockholders, not a small group of minority stockholders who have no duty to other stockholders – they act in their own self-interest.

I urge you to give these proposals particular attention.  You should have already received an e-mail with information on all proposals for the 2010 annual meeting of stockholders and instructions regarding voting your shares.  Your vote is important and will strengthen our ability to maintain the focus on the next phase of our Vision 2020 strategy.

Thank you for your consideration.

Sincerely,

/s/ James W. Owens
James W. Owens
Chairman & CEO

If you need assistance voting your shares, please call our proxy solicitor, INNISFREE M&A INCORPORATED, TOLL-FREE, at 1-877-687-1865.